Exhibit 99.1

Sep 10, 2015

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Presbia Completes Second Stage Enrollment in the US FDA Pivotal Study of Presbia Flexivue Microlens™

DUBLIN--(BUSINESS WIRE)-- Presbia PLC (NASDAQ: LENS), an ophthalmic device company and leader in near vision restoration announced that it has completed the second stage enrollment of its U.S. Food and Drug Administration (FDA) pivotal study, a significant milestone in the FDA approval process of its Presbia Flexivue Microlens™.

In February, Presbia received FDA approval to commence the second stage pivotal study of its Microlens, which required enrollment of 337 qualified subjects. As the study ramped-up, the majority of the patients were enrolled in less than five months, meeting Presbia's target to complete the required enrollment by the end of the third quarter.

"Completing the second stage enrollment of our pivotal study is an important milestone in advancing our goal of obtaining FDA approval," said Todd Cooper, President and CEO of Presbia. "Securing FDA approval will allow us to provide the Presbia Flexivue Microlens to U.S. consumers as a safe and effective treatment option for presbyopia."

The many surgeons who participated in the study were equally impressed with the rapid enrollment. "Presbia's professionalism in handling the study enrollment as well as its well-documented procedures made this a process that ran seamlessly," commented Dr. Robert Maloney, Presbia's primary medical monitor and investigator participating in the Presbia study, and a surgeon at Maloney Vision Institute, Los Angeles, CA.

The Presbia Flexivue Microlens, a revolutionary optical lens implant for treating presbyopia, the age-related loss of near vision, has been commercially available in the European Union and other countries around the world where it has obtained regulatory approvals.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements. Such forward-looking statements only speak as of the date of this press release and Presbia assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although Presbia believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Presbia also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

About Presbia

Presbia PLC (NASDAQ:LENS) is an ophthalmic device company that has developed and is currently marketing the presbyopia-correcting Presbia Flexivue Microlens™, a miniature lens that is implanted in a corneal pocket created by a femtosecond laser. The Presbia Flexivue Microlens™ has received a CE mark for the European Economic Area, allowing the lens to be marketed in over 30 countries across Europe. A staged pivotal U.S. clinical trial for the Presbia Flexivue Microlens™ commenced in 2014.

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Presbia PLC

Monica Yamada, 323-860-4903

monica@presbia.com

Source: Presbia PLC

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